Jenkens & Gilchrist Parker Chapin LLP
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November 26, 2003

Medix Resources, Inc.

The Graybar Building

420 Lexington Ave., Suite 1830

New York, New York 10170

          Re: Medix Resources, Inc.

Gentlemen:

          We have acted as counsel to Medix Resources, Inc., a Colorado corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration for resale by the selling stockholders listed therein (the "Selling Stockholders") of 10,608,000 shares of the Company's common stock, par value $.001 per share ("Common Stock") issuable upon conversion of our Series 03 7% Convertible Debentures with an initial conversion price of $0.25 per share (the "Debenture Shares") ; 3,423,913 shares of Common Stock issuable upon the exercise of warrants (the "Warrant Shares" with initial exercise prices of $1.00 with respect to 600,000 Warrant Shares, $0.30 with respect to 1,250,000 Warrant Shares, $0.26 with respect to 173,913 Warrant Shares, $0.22 with respect to 1,000,000 Warrant Shares, and $0.01 with respect to 400,000 Warrant Shares; 26,520,000 shares issuable upon conversion of convertible promissory notes with an initial conversion price of $0.25 per share (the "Note Shares"); and 12,500,010 shares of the Company's common stock issuable pursuant to the terms of an Exchange Agreement by and among the Company and the Holders named therein. (the "Exchange Shares" and together with the Debenture Shares, the Warrant Shares and the Note Shares, the "Shares").

          In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, (ii) Bylaws and (iii) a certificate by the Secretary of the Company certifying the resolutions adopted by the Company's Board of Directors authorizing the issuance of the Shares in accordance with the terms of the Series 03 7% Convertible Debentures, the respective warrants, the convertible promissory notes and the Exchange Agreement, as applicable. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

          Based upon and subject to the foregoing and the compliance with applicable state securities laws, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ Jenkens & Gilchrist Parker Chapin LLP JENKENS & GILCHRIST PARKER CHAPIN LLP